Exhibit 99.1

Coffee Holding Company Reports Second Quarter Results.

STATEN ISLAND, New York – June 12, 2026. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company,” “our” or “we”) announced its operating results for the fiscal quarter ended April 30, 2026.

Net Sales. Net sales totaled $22,126,156 for the three months ended April 30, 2026, a decrease of 1,193,905, or 5.1%, from $23,320,061 for the three months ended April 30, 2025. The decrease in net sales was primarily attributable to the rapid decline in green coffee prices that began in late January and continued throughout the quarter. In response to these market conditions, the Company reduced prices and increased promotional activity for its wholesale roasted coffee customers. In addition, the Company charged lower prices to its wholesale green coffee customers due to the decline in prevailing coffee market prices during the quarter.

Cost of Sales. Cost of sales for the three months ended April 30, 2026, was $18,639,088, or 84.2% of net sales, as compared to $19,589,889, or 84.0% of net sales, for the three ended April 30, 2025. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. While cost of sales decreased due to lower sales volume, cost of sales as a percentage of net sales increased slightly, primarily due to higher product and packaging costs during the current quarter.

Gross Profit. Gross profit for the three months ended April 30, 2026, was $3,487,068, a decrease of $243,104 from $ 3,730,172 for the three months ended April 30, 2025. Gross profit as a percentage of net sales was 15.8% for the three months ended April 30, 2026, compared to 16.0% for the three months ended April 30, 2025. The decrease in gross profit was primarily attributable to the lower sales volumes and pricing pressures discussed above.

Operating Expenses. Total operating expenses increased by $303,015 to $3,144,572 for the three months ended April 30, 2026, from $2,841,557 for the three months ended April 30, 2025. Selling and administrative expenses increased from $2,598,283 for the three months ended April 30, 2025, to $2,943,955 for the three months ended April 30, 2026. Operating expenses increased slightly compared to the prior-year period but remained generally consistent with historical levels.

Net Income. The Company had net income of $262,489 or $0.05 per share basic and diluted, for the three months ended April 30, 2026, compared to net income of $644,055, or $0.11 per share basic and diluted, for the three months ended April 30, 2025. The change in net income was due to our results of operations as described above.

“Our second quarter results were severely impacted by the steady and rapid decline in the green coffee market which began in the final week of January and continued unabated for the entire quarter. A 25% decline in the commodity price for coffee had a negative effect on the price we were able to sell our green coffee inventory to our roaster wholesale customers which not only impacted profitability, but also negatively impacted sales volumes; as customers took a ‘wait and see’ approach on coffee purchases,” said Andrew Gordon President and CEO.

“We also promoted more than anticipated in addition to lowering costs to some of our large retail customers in order to maintain anticipated sales forecasts in some of these customers.

Fortunately, the national brands held their current list pricing in place which allowed us to do the same, somewhat mitigating the potential impairment to our anticipated profit margins. Also, the decrease in the green coffee market does have a silver lining as we were recently awarded some substantial new business which we now will be able to service at increased margins due to new lower input costs in addition to expected increased profit margins on our Cafe Caribe brand. We plan to continue to focus on reducing inventories over the next several months as we believe the historical high in the price of green coffee over the last two years is now in the rear-view mirror and, as result, we do not believe there is a need for carrying extra inventory coverage. Even with the adverse coffee commodity pricing we have experienced, we believe we are still well positioned to maintain profitability for the balance of 2026,” concluded Mr. Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on revenue and profitability growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions (including tariffs), intellectual property rights, the outcome of competitive products, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2026	October 31, 2025
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,322,774	$701,872
Accounts receivable, net of allowances of $313,000 for April 30, 2026 and October 31, 2025.	7,813,567	12,093,251
Inventories	19,544,732	20,446,481
Due from broker	1,977,598	1,424,036
Prepaid expenses and other current assets	383,708	594,360
Prepaid and refundable income taxes	-	180,916
TOTAL CURRENT ASSETS	32,042,379	35,440,916

Building, machinery, and equipment, net	3,351,641	3,463,072
Customer list and relationships, net of accumulated amortization of $327,250 and $316,250 for April 30, 2026 and October 31, 2025, respectively	112,750	123,750
Trademarks and tradenames	327,000	327,000
Equity method investments	889,652	39,651
Right of use asset	1,867,033	2,084,175
Deferred income tax assets - net	173,063	229,899
Deposits and other assets	330,800	339,909
TOTAL ASSETS	$39,094,318	$42,048,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,371,642	$5,641,836
Line of credit	2,650,000	6,050,000
Due to broker	921,328	303,813
Lease liabilities - current portion	906,309	811,975
TOTAL CURRENT LIABILITIES	8,849,279	12,807,624

Lease liabilities - long term	1,221,037	1,530,096
Deferred compensation payable	-	129,646
TOTAL LIABILITIES	10,070,316	14,467,366

Commitments and Contingencies (Note 10)

STOCKHOLDERS’ EQUITY:
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for April 30, 2026 and October 31, 2025; 5,708,599 shares outstanding for April 30, 2026 and October 31, 2025	6,634	6,634
Additional paid-in capital	19,094,618	19,094,618
Retained earnings	14,556,310	13,113,314
Less: common stock held in treasury, at cost; 925,331 shares at April 30, 2026 and October 31, 2025	(4,633,560)	(4,633,560)
TOTAL STOCKHOLDERS’ EQUITY	29,024,002	27,581,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,094,318	$42,048,372

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six months ended April 30,		Three months ended April 30,
	2026	2025	2026	2025
NET SALES	$47,691,996	$44,625,346	$22,126,156	$23,320,061
COST OF SALES	38,079,991	36,009,105	18,639,088	19,589,889
GROSS PROFIT	9,612,005	8,616,241	3,487,068	3,730,172

OPERATING EXPENSES:
Selling and administrative	6,483,162	5,682,024	2,943,955	2,598,283
Officers’ salaries	409,606	454,571	200,617	243,274
TOTAL	6,892,768	6,136,595	3,144,572	2,841,557

INCOME FROM OPERATIONS	2,719,237	2,479,646	342,496	888,615

OTHER INCOME (EXPENSE):
Interest income	14	23	6	13
Interest expense	(105,364)	(49,222)	(39,625)	(17,552)
Gain from equity method investment	-	-	-	23
Other income	-	29	-	29
TOTAL	(105,350)	(49,170)	(39,619)	(17,487)

INCOME BEFORE INCOME TAX	2,613,887	2,430,476	302,877	871,128
Income Tax Provision	703,078	633,165	40,388	227,073
NET INCOME	$1,910,809	$1,797,311	$262,489	$644,055

Basic and diluted income per share	$0.33	$0.31	$0.05	$0.11
Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,708,599	5,708,599	5,708,599

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED APRIL 30, 2026 AND 2025

(UNAUDITED)

	Common Stock		Treasury Stock		Additional Paid-	Retained
	Shares	Amount	Shares	Amount	in Capital	Earnings	Total
Balance, October 31, 2024	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$11,709,875	$26,177,567
Net income	-	-	-	-	-	1,153,256	1,153,256
Balance, January 31, 2025	5,708,599	6,634	925,331	(4,633,560)	19,094,618	12,863,131	27,330,823
Net income	-	-	-	-	-	644,055	644,055
Balance, April 30, 2025	5,708,599	$6,634	$925,331	$(4,633,560)	$19,094,618	$13,507,186	$27,974,878

Balance, October 31, 2025	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$13,113,314	$27,581,006
Dividend declared at $0.08 per common share outstanding	-	-	-	-	-	(467,813)	(467,813)
Net income	-	-	-	-	-	1,648,320	1,648,320
Balance, January 31, 2026	5,708,599	6,634	925,331	(4,633,560)	19,094,618	14,293,821	28,761,513
Net income	-	-	-	-	-	262,489	262,489
Balance, April 30, 2026	5,708,599	$6,634	$925,331	$(4,633,560)	$19,094,618	$14,556,310	$29,024,002

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended April 30,
	2026		2025
OPERATING ACTIVITIES:
Net income		$1,910,809		$1,797,311
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization		432,029		318,228
Realized and unrealized gains, net		(161,048)		(1,532,721)
Amortization of right-of-use asset		336,500		385,372
Bad debt expense		50,000		-
Deferred income taxes benefit		56,836		225,540
Changes in operating assets and liabilities:
Accounts receivable		4,229,684		(247,470)
Inventories		901,749		(1,241,503)
Prepaid expenses and other current assets		210,652		(271,922)
Prepaid and refundable income taxes		180,916		285,438
Deposits and other assets		9,109		(392,387)
Accounts payable and accrued expense		(1,270,194)		(531,642)
Change in lease liabilities		(334,083)		(357,193)
Change in due/from broker		225,000		-
Deferred compensation payable		(129,646)		6,995
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES		6,648,313		(1,555,954)

INVESTING ACTIVITIES:
Acquisition of Second Empire		-		(800,000)
Purchase of investment		(850,000)		-
Cash paid for leasehold improvements		(280,834)		(160,000)
Purchases of building, machinery and equipment		(28,764)		(32,907)
NET CASH USED IN INVESTING ACTIVITIES		(1,159,598)		(992,907)

FINANCING ACTIVITIES:
Payment of dividend		(467,813)		-
Proceeds from bank line of credit		-		4,500,000
Principal payments under bank line of credit		(3,400,000)		(1,500,000)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES		(3,867,813)		3,000,000

NET CHANGE IN CASH AND CASH EQUIVALENTS		1,620,902		451,139
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		701,872		1,381,023
CASH AND CASH EQUIVALENTS, END OF YEAR		$2,322,774		$1,832,162

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Cash paid for income taxes		$-		$2,833
Interest paid		$131,311		$23,444

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:	$		$
Initial recognition of operating lease right-of-use asset		$119,358		$2,113,581
Initial recognition of operating lease liabilities		119,358		2,113,581